UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2020

Virgin Galactic Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38202	98-1366046
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

166 North Roadrunner Parkway, Suite 1C Las Cruces, New Mexico		88011
(Address of principal executive offices)		(Zip Code)

(661) 824-6690

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock, $0.0001 par value, and one-third of one Warrant to purchase one share of common stock	SPCE.U	New York Stock Exchange
Common stock, $0.0001 par value per share	SPCE	New York Stock Exchange
Warrants to purchase common stock	SPCE.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2020 (the “Effective Date”), the Board of Directors (the “Board”) of Virgin Galactic Holdings, Inc. (the “Registrant”) approved the appointment of Enrico Palermo as the Chief Operating Officer of Virgin Galactic Holdings, LLC (“OpCo”). Mr. Palermo, age 40, remains President of The Spaceship Company, LLC (“TSC” and, together with PubCo and OpCo, the “Company”), a wholly owned subsidiary of the Registrant focused on the development and manufacture of the Company’s spaceflight systems, a position he has held since February 2018. In connection with his appointment as the Chief Operating Officer of OpCo, Mr. Palermo and the Company entered into an amended and restated employment agreement (the “Amended Agreement”), which supersedes and replaces his prior employment agreement.

Under the Amended Agreement, Mr. Palermo’s annual base salary increased from $350,000 to $425,000 (effective as of December 9, 2019). In addition, he will be entitled to receive a $60,000 bonus in connection with certain events related to entering into the Amended Agreement.

Additionally, under the Amended Agreement, Mr. Palermo is entitled to receive stock options to purchase an aggregate of 291,656 shares of the Registrant’s common stock and a restricted stock unit award covering 55,000 shares of the Registrant’s common stock. The restricted stock unit award and half of the stock options were granted on the Effective Date; the other half of the stock options will be granted on the first anniversary of the Effective Date. Awards granted on the Effective Date will vest as to 25% of the shares subject to the award on the one year anniversary of the Effective Date and as to the remaining 75% in substantially equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date. The stock option that will be granted on the first anniversary of the Effective Date will vest on a similar four-year vesting schedule from and after the grant date.

As President of TSC, Mr. Palermo has been responsible for the development, manufacturing and testing of the Company’s fleet of spaceships, carrier aircraft and rocket motors. Mr. Palermo previously served as TSC’s Executive Vice President and General Manager from August 2016 to February 2018 and as Vice President of Operations from July 2011 to July 2016. Mr. Palermo joined the Company in November 2006 and was instrumental in implementing and developing TSC’s spaceship manufacturing operations and capabilities. Upon receipt of a scholarship from the European Space Agency, Mr. Palermo studied at the International Space University in Strasbourg, France, completing the university’s intensive Space Studies Program in September 2006. Mr. Palermo graduated from the University of Western Australia with a Bachelor of Engineering in Mechanical Engineering and Bachelor of Science in Physics and Applied Mathematics.

There is no arrangement or understanding between Mr. Palermo and any other person pursuant to which Mr. Palermo was appointed as an officer of the Company. There are no family relationships between Mr. Palermo and any of the Company’s directors or executive officers. There are no related person transactions in which Mr. Palermo had or will have a direct or indirect material interest required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the Amended Agreement is not complete and is qualified in its entirety by the terms of the agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virgin Galactic Holdings, Inc.

Date: January 15, 2020	By:	/s/ George Whitesides
	Name:	George Whitesides
	Title:	Chief Executive Officer and President